UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 4, 2014

EMISPHERE TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-17758	13-3306985
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4 Becker Farm Road Roseland, NJ	07068
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 973-532-8000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

(a) On November 3, 2014, Emisphere Technologies, Inc. (the “Company”) borrowed $3.0 million in original principal amount on its $20.0 million secured credit facility governed by (i) the Loan Agreement, dated as of August 20, 2014, by and between the Company and MHR Capital Partners Master Account LP and affiliated funds (the “Lenders”) (the “Loan Agreement”), (ii) the Amended and Restated Pledge and Security Agreement, dated as of August 20, 2014, by and between the Company and MHR Institutional Partners IIA LP (the “Security Agreement”), and (iii) the Royalty Agreement, dated as of August 20, 2014, by and between Emisphere Technologies, Inc. and the Lenders (the “Royalty Agreement”, and together with the Loan Agreement and Security Agreement, the “Financing Documents”). For a summary of the material terms of the Financing Documents, which is incorporated into this Item 2.03 by reference, see Item 1.01 of the Company’s Current Report on Form 8-K filed on August 21, 2014.

Borrowings under the Loan Agreement will mature on the earlier of (a) December 31, 2019 and (b) 30 days after the end of any fiscal year in which the Company’s cash (plus certain cash expenditures during such fiscal year that are unrelated to its oral Eligen® B12 Rx product (“B12”) or related products) as of the end of such fiscal year (subject to certain permitted deductions) is more than three times the principal amount of borrowings under the Loan Agreement as of the end of such fiscal year. The annual interest rate on the Company’s borrowings under the Loan Agreement is 13%, subject to increase in the event of a default. The proceeds of this borrowing will be used for the development, manufacturing, marketing and sales of B12. Subject to achieving certain operational milestones, the Company may request three additional borrowings under the Loan Agreement as follows: up to $5.0 million in the first quarter of 2015, up to $5.0 million in the second quarter of 2015, and up to $2.0 million in the third quarter of 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Emisphere Technologies, Inc.

November 10, 2014	By:	/s/ Michael R. Garone

	Name:	Michael R. Garone

	Title:	Chief Financial Office

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